Exhibit 99.1

Black Ridge Provides Update on Sustain:Us Transaction

Construction Underway at State-of-the-Art Facility in Irving, TX

Branding and Design Work Underway, Full Scale Production in 4Q 2020

Patent Filings for Proprietary Equipment and Processes by Year-End

Minneapolis, August 4, 2020 Black Ridge Oil & Gas, Inc. (the “Company” or “Black Ridge”) (OTCQB: ANFC) provided the following updates on the previously announced asset purchase from S-FDF, LLC and S-FDF, LLC's activities. The Company anticipates that the closing of the asset purchase agreement will occur on October 1, 2020. Mr. Ira Goldfarb, Executive Chairman of S-FDF, LLC, stated that “We are continuing to build our company with a devotion to producing freeze-dried foods that are exceptionally tasty, nutritious, and convenient, with high scalability and low environmental impact. We are excited for the public to meet our products, which will be sold directly to consumers and through traditional mass channels.”

S-FDF has effectuated the following steps and plans:

•	Began build out of global headquarters and state-of-the-art manufacturing in newly leased facility in Irving, Texas
•	On track to commence commercial production in the fourth quarter of 2020 focusing on freeze-dried foods with exceptional taste and long-lasting shelf life
•	Retained patent counsel and is expected to file initial process and utility patents by year-end 2020
•	Signed with Oracle’s Netsuite Business Management Software to have a robust system which has the built-in flexibility, commerce ready ERP and native business intelligence for the team to have the visibility and controls needed for its growth
•	Contracted with a leading NYC branding agency to build and develop branding and design
•	Organized a management team of highly professional and experienced industry veterans
•	Cultivating strategies to support and empower local communities and employ sustainable practices with the ultimate aim of reducing waste while promoting health

About the Company

Black Ridge Oil & Gas is based in Minneapolis, Minnesota. For additional information, visit the Company's website at www.blackridgeoil.com.

Forward Looking Statements

Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. The Company has not yet closed on its asset purchase agreement with S-FDF LLC to acquire the assets related to S-FDF LLC's freeze drier technology and freeze-dried fruits and vegetables for human consumption. These statements may include projections and other "forward-looking statements" within the meaning of the federal securities laws. Any such projections or statements reflect management's current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, general economic or industry conditions nationally and/or in the communities in which our Company conducts business, volatility in commodity prices, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital or have access to debt financing, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting our Company's operations, products, services and prices and other risks inherent in the Company's businesses that are detailed in the Company's Securities and Exchange Commission ("SEC") filings. Readers are encouraged to review these risks in the Company's SEC filings.